TREDEGAR REPORTS FOURTH QUARTER AND FULL YEAR 2019 RESULTS

RICHMOND, VA--(BUSINESS WIRE)--March 16, 2020--Tredegar Corporation (NYSE:TG, also the “Company” or “Tredegar”) today reported fourth quarter and full year financial results for the period ended December 31, 2019.
Fourth quarter 2019 net loss was $3.1 million ($0.09 per share) compared with net income of $26.2 million ($0.79 per share) in the fourth quarter of 2018. Net income from ongoing operations, which excludes special items, was $7.2 million ($0.22 per share) in the fourth quarter of 2019 and $14.2 million ($0.43 per share) in the fourth quarter of 2018. Full year 2019 net income was $48.3 million ($1.45 per share) compared with net income of $24.8 million ($0.75 per share) in 2018. Net income from ongoing operations, which excludes special items, was $37.6 million ($1.13 per share) in 2019 and $47.3 million ($1.43 per share) in 2018. A reconciliation of net income (loss), a financial measure calculated in accordance with U.S. generally accepted accounting principles (“GAAP”), to net income from ongoing operations, a non-GAAP financial measure, for the three and twelve months ended December 31, 2019 and 2018, is provided in Note (a) of the Notes to the Financial Tables in this press release.
Fourth Quarter Financial Results Highlights

•	Earnings before interest, taxes, depreciation and amortization (“EBITDA”) from ongoing operations for Aluminum Extrusions of $14.5 million was $3.4 million lower than the fourth quarter of 2018

•	EBITDA from ongoing operations for PE Films of $9.5 million was $3.5 million lower than the fourth quarter of 2018

•	EBITDA from ongoing operations for Flexible Packaging Films of $4.3 million was $0.7 million higher than the fourth quarter of 2018
John Steitz, Tredegar’s president and chief executive officer, said, “Bonnell Aluminum’s full year operating results in 2019 beat 2018 despite softness in its markets. Delivering value to customers and managing operations and costs to levels consistent with sales continue to be priorities. Our Surface Protection component of PE Films achieved record profit in 2019 with the continued delay of a possible customer product transition, obtaining new business and cost improvements.”
Mr. Steitz continued, “Our Personal Care component of PE Films in 2019 mostly mitigated the adverse impact of missed sales and margin goals with cost reduction efforts. The Personal Care team continues to be focused on business development activities. In this regard, they recently completed a contract extension with a key customer for sales through at least 2022 that we previously thought might be lost in 2020. Terphane’s turnaround, which began in 2018, continued into 2019. We look forward to further improvements at Terphane.”
Mr. Steitz further stated, “Tredegar’s overall cash generation in 2019 was truly exceptional with debt net of cash declining by $57 million.”
OPERATIONS REVIEW
Aluminum Extrusions
Aluminum Extrusions, which is also referred to as Bonnell Aluminum, produces high-quality, soft-alloy and medium-strength aluminum extrusions primarily for the following markets: building and construction, automotive, and specialty (which consists of consumer durables, machinery and equipment, electrical and distribution end-use products).

A summary of fourth quarter and full year results for Aluminum Extrusions is provided below:

	Three Months Ended		Favorable/	Year Ended		Favorable/
(In thousands, except percentages)	December 31,		(Unfavorable)	December 31,		(Unfavorable)
	2019	2018	% Change	2019	2018	% Change
Sales volume (lbs)	50,102	60,674	(17.4)%	208,249	223,866	(7.0)%
Net sales	$124,292	$152,672	(18.6)%	$529,602	$573,126	(7.6)%
Ongoing operations:
EBITDA	$14,452	$17,830	(18.9)%	$65,683	$65,479	0.3%
Depreciation & amortization*	(4,238)	(4,303)	1.5%	(16,719)	(16,866)	0.9%
EBIT**	$10,214	$13,527	(24.5)%	$48,964	$48,613	0.7%
Capital expenditures	$6,010	$4,069		$17,855	$12,966
* Excludes pre-tax accelerated amortization of trade names of $7.5 million and $10.0 million in the three months and year ended December 31, 2019, respectively. See Note (f) of the Notes to the Financial Tables.
** See the net sales and EBITDA from ongoing operations by segment statements for a reconciliation of this non-GAAP measure to GAAP.

Fourth Quarter 2019 Results vs. Fourth Quarter 2018 Results
Net sales (sales less freight) in the fourth quarter of 2019 decreased versus 2018 primarily due to lower sales volume and the passthrough of lower metal costs, partially offset by an increase in average selling prices to cover higher operating costs. Sales volume in the fourth quarter of 2019 decreased by 17.4% versus 2018. Sales volume in the fourth quarter of 2018 was unusually strong with an increase of 20% over the fourth quarter of 2017. Sales volume in the fourth quarter of 2019 was down 1% versus the fourth quarter of 2017. Lower bookings and backlog information for Bonnell Aluminum and industry data continues to indicate softness across all key end-use markets.
EBITDA from ongoing operations in the fourth quarter of 2019 decreased by $3.4 million in comparison to the fourth quarter of 2018 due to:

•
Lower volumes ($5.7 million) and higher labor and employee-related expenses ($0.9 million), partially offset by higher pricing ($3.5 million) and lower die and other operating expenses ($1.2 million); and

•	A charge for inventories accounted for under the last in, first out (“LIFO”) method ($0.5 million) in the fourth quarter of 2019 versus a benefit in the fourth quarter of 2018 ($1.0 million).
In October 2019, Bonnell Aluminum announced that it would implement a selling price increase of $0.035 per pound and an additional 5% on fabrication and finishing services effective on shipments beginning January 6, 2020, or as permissible by contract. The Company estimates that approximately 20% - 25% of Bonnell Aluminum’s net sales relate to applicable value-added fabrication and finishing services. The price increase is in addition to selling price changes that normally occur from the passthrough to customers of aluminum raw material cost-related volatility. The price increase is expected to offset continuous cost pressures in the current tight market for skilled labor and in other areas.
Full Year 2019 Results vs. Full Year 2018 Results
Net sales in 2019 decreased versus 2018 primarily due to lower sales volume and the passthrough of lower metal costs, partially offset by an increase in average selling prices to cover higher operating costs.
             EBITDA from ongoing operations in 2019 increased slightly in comparison to 2018. Excluding the adverse impact of the accounting for inventories under the LIFO method in the fourth quarter of 2019 versus 2018 ($1.5 million as noted above), EBITDA from ongoing operations increased $1.7 million despite a 7% decline in sales volume. The increase was primarily due to higher pricing ($22.8 million) and fabrication profits ($1.0 million), partially offset by lower sales volume ($8.7 million), increased labor and employee-related expenses ($7.4 million), higher supplies, maintenance, utilities and other operating costs ($2.0 million), increased freight costs ($2.0 million) and increased general and administrative expenses ($1.9 million).

Projected Capital Expenditures and Depreciation & Amortization
Capital expenditures for Bonnell Aluminum are projected to be $23 million in 2020, including the expected initial investment for a multi-year project to migrate to a new division-wide enterprise resource planning and manufacturing excellence system ($6 million), infrastructure upgrades at the Carthage, Tennessee and Newnan, Georgia facilities ($4 million), and approximately $12 million required to support continuity of current operations. Depreciation expense is projected to be $14 million in 2020. Amortization expense is projected to be $3 million in 2020.
PE Films
PE Films is composed of surface protection films, personal care materials, polyethylene overwrap films and films for other markets. A summary of fourth quarter and full year operating results from ongoing operations for PE Films is provided below:

	Three Months Ended		Favorable/	Year Ended		Favorable/
(In thousands, except percentages)	December 31,		(Unfavorable)	December 31,		(Unfavorable)
	2019	2018	% Change	2019	2018	% Change
Sales volume (lbs)	26,765	29,064	(7.9)%	104,497	123,583	(15.4)%
Net sales	$66,980	$80,311	(16.6)%	$272,758	$332,488	(18.0)%
Ongoing operations:
EBITDA	$9,456	$12,976	(27.1)%	$37,803	$51,058	(26.0)%
Depreciation & amortization	(3,885)	(3,652)	(6.4)%	(14,627)	(14,877)	1.7%
EBIT*	$5,571	$9,324	(40.3)%	$23,176	$36,181	(35.9)%
Capital expenditures	$4,424	$8,457		$23,920	$21,998
* See the net sales and EBITDA from ongoing operations by segment statements for a reconciliation of this non-GAAP measure to GAAP.
Fourth Quarter 2019 Results vs. Fourth Quarter 2018 Results
Net sales in the fourth quarter of 2019 decreased by $13.3 million versus 2018 due to lower sales in Personal Care. Surface Protection sales increased $1.5 million while Personal Care sales decreased $14.3 million.
Net sales in Surface Protection increased in the fourth quarter of 2019 versus the fourth quarter of 2018 due to higher volume and favorable mix, partially offset by a one-time benefit in 2018 from replacement sales associated with prior quality claims. As discussed further below, a possible customer product transition in Surface Protection continues to be delayed. Net sales decreased in Personal Care as a result of lower volume in most product categories from competitive pressures ($8.0 million), including a large portion associated with the previously disclosed customer product transition discussed below. In addition, net sales were adversely impacted by unfavorable product mix and pricing and the decline in the value of currencies for operations outside of the U.S. relative to the U.S. Dollar.
EBITDA from ongoing operations in the fourth quarter of 2019 decreased by $3.5 million versus the fourth quarter of 2018 primarily due to:

•
A $0.3 million increase from Surface Protection, primarily due to higher volume and mix (net favorable impact of $3.3 million) and favorable resin prices ($0.9 million), partially offset by a one-time benefit in the fourth quarter of 2018 from replacement sales associated with prior quality claims ($2.5 million), higher manufacturing costs ($0.5 million) and higher selling, general and administrative costs ($0.5 million); and

•
A $3.5 million decrease from Personal Care, primarily due to lower volume ($2.9 million), and unfavorable mix and pricing ($1.8 million), partially offset by lower fixed manufacturing costs ($1.3 million).

Customer Product Transitions in Personal Care and Surface Protection
The Company previously disclosed a significant customer product transition for the Personal Care component of PE Films.  Annual sales for this product declined from approximately $70 million in 2018 to $30 million in 2019. The Company recently extended an arrangement with this customer that is expected to generate sales of this product at approximately 2019 levels through at least 2022.
Personal Care had approximately break-even EBITDA from ongoing operations in 2019 as competitive pressures resulted in missed sales and margin goals.  Personal Care continues to focus on new business development and cost reduction initiatives in an effort to improve profitability.
The Surface Protection component of PE Films supports manufacturers of optical and other specialty substrates used in flat panel display products. These films are primarily used by customers to protect components of displays in the manufacturing and transportation processes and then discarded.
The Company previously reported the risk that a portion of its film products used in surface protection applications will be made obsolete by possible future customer product transitions to less costly alternative processes or materials. These transitions principally relate to one customer. The full transition continues to encounter delays, resulting in higher than expected sales to this customer in 2019. The Company estimates that during 2020 the adverse impact on EBITDA from ongoing operations from this customer shift versus 2019 could possibly be $14 million. To offset the potential adverse impact, the Company is aggressively pursuing and making progress generating sales from new surface protection products, applications and customers.
Full Year 2019 Results vs. Full Year 2018 Results
Net sales in 2019 decreased by $59.7 million versus 2018 due to lower sales in Personal Care of $65 million. The decline in net sales in Personal Care was primarily due to lower volume in most product categories from competitive pressures ($48 million), including a large portion associated with the customer product transition discussed above. In addition, net sales in Personal Care were adversely impacted by pricing, mix and the decline in the value of currencies for operations outside of the U.S. relative to the U.S. Dollar.
EBITDA from ongoing operations in 2019 decreased by $13.3 million versus 2018 primarily due to:

•
A $6.8 million increase from Surface Protection, primarily due to higher selling prices ($6.0 million), quality claims in 2018 that did not recur in 2019 ($1.2 million), production efficiencies ($1.4 million), and favorable raw material costs ($1.9 million), partially offset by unfavorable mix (net impact of $2.0 million) and higher fixed manufacturing and general and administrative costs ($1.5 million); and

•
A $19.6 million decrease from Personal Care, primarily due to lower volume and unfavorable mix ($19.3 million), unfavorable pricing ($4.8 million), and production inefficiencies ($3.8 million), partially offset by the timing in the passthrough of changes in resin prices ($2.1 million), lower fixed manufacturing ($4.4 million) and selling, general and administrative costs ($1.8 million).

Projected Capital Expenditures and Depreciation & Amortization
Capital expenditures for PE Films are projected to be $16 million in 2020 including: $1.5 million to complete a scale-up line in Surface Protection to improve development and speed to market for new products; $6 million for other development projects; and $8 million for capital expenditures required to support continuity of current operations. Depreciation expense is projected to be $15 million in 2020. There is no amortization expense for PE Films.

Flexible Packaging Films
Flexible Packaging Films, which is also referred to as Terphane, produces polyester-based films for use in packaging applications that have specialized properties, such as heat resistance, strength, barrier protection and the ability to accept high-quality print graphics. A summary of fourth quarter and full year operating results from ongoing operations for Flexible Packaging Films is provided below:

	Three Months Ended		Favorable/ (Unfavorable) % Change	Year Ended		Favorable/ (Unfavorable) % Change
(In thousands, except percentages)	December 31,			December 31,
	2019	2018		2019	2018
Sales volume (lbs)	25,435	24,718	2.9%	105,276	98,994	6.3%
Net sales	$31,985	$33,364	(4.1)%	$133,935	$123,830	8.2%
Ongoing operations:
EBITDA	$4,260	$3,608	18.1%	$14,737	$11,154	32.1%
Depreciation & amortization	(416)	(334)	(24.6)%	(1,517)	(1,262)	(20.2)%
EBIT*	$3,844	$3,274	17.4%	$13,220	$9,892	33.6%
Capital expenditures	$3,174	$3,109		$8,866	$5,423
* See the net sales and EBITDA from ongoing operations by segment statements for a reconciliation of this non-GAAP measure to GAAP.
Fourth Quarter 2019 Results vs. Fourth Quarter 2018 Results
Net sales in the fourth quarter of 2019 decreased 4.1% versus the fourth quarter of 2018 primarily due to lower selling prices.

Terphane’s EBITDA from ongoing operations in the fourth quarter of 2019 increased by $0.7 million versus the fourth quarter of 2018 primarily due to:

•	Higher volume ($0.3 million) and lower fixed and variable costs ($0.2 million), offset by lower selling prices ($0.1 million);

•	Net favorable foreign currency translation of Real-denominated operating costs ($0.1 million); and

•	Foreign currency transaction gains of $0.2 million in 2019 versus losses of $0.4 million in 2018.
Full Year 2019 Results vs. Full Year 2018 Results
Net sales in 2019 increased versus 2018 primarily due to higher sales volume and increased selling prices.
Terphane’s EBITDA from ongoing operations in 2019 increased by $3.6 million versus 2018 due to:

•	Higher volume ($2.6 million) and higher selling prices ($1.6 million), partially offset by higher fixed and variable costs, including costs related to a restarted line ($2.0 million);

•	Net favorable foreign currency translation of Real-denominated operating costs of $0.4 million; and

•	Foreign currency transaction gains of $1.0 million in 2019 versus losses of $0.8 million in 2018.
Projected Capital Expenditures and Depreciation & Amortization
Capital expenditures for Terphane are projected to be $8 million in 2020, including $6 million for new capacity for value-added products and productivity projects and $1 million for capital expenditures required to support continuity of current operations. Depreciation expense is projected to be $2 million in 2020. Amortization expense is projected to be $0.4 million in 2020.

Corporate Expenses, Investments, Interest and Taxes
Pension expense was $9.6 million in 2019, a favorable change of $0.8 million from 2018. The impact on earnings from pension expense is reflected in “Corporate expenses, net” in the net sales and EBITDA from ongoing operations by segment statements. Pension expense is projected to be $14.2 million in 2020. Corporate expenses, net, increased in 2019 versus 2018 primarily due to higher stock-based employee compensation ($1.7 million), and consulting fees ($4.1 million) related to the identification and remediation of previously disclosed material weaknesses in the Company’s internal control over financial reporting, business development activities, and implementation of new accounting guidance.
Interest expense was $4.1 million in 2019 in comparison to $5.7 million in 2018, primarily due to lower average debt levels.
During 2019, the Company recognized consolidated income tax expense of $9.9 million based on pretax income of $58.2 million. During 2018, the Company recognized consolidated income tax expense of $11.5 million based on pretax income of $36.4 million. The effective tax rate from ongoing operations comparable to the earnings reconciliation table provided in Note (a) of the Notes to Financial Tables in this press release was 22.0% in 2019 and 22.8% in 2018 (see also Note (h) of the Notes to Financial Tables). An explanation of differences between the effective tax rate for income from continuing operations and the U.S. federal statutory rate for 2019 and 2018 will be provided in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 (“2019 Form 10-K”).
Tredegar’s approximately 18% ownership in kaleo, Inc. (“kaléo”), which is accounted for under the fair value method, was estimated at a value of $95.5 million at December 31, 2019 (unchanged from September 30, 2019), versus a fair value estimate of $84.6 million at December 31, 2018. In addition, the Company received a cash dividend from kaléo of $17.6 million on April 30, 2019. Dividend income recognized on kaléo and changes in the estimated fair value of the Company’s investment in kaléo, which are included in net income (loss) under GAAP, have consistently been excluded from net income from ongoing operations as shown in the reconciliation table in Note (a) of the Notes to the Financial Tables in this press release. Kaléo’s stock is not publicly traded. The ultimate value of Tredegar’s ownership interest in kaléo could be materially different from the $95.5 million estimated fair value reflected in the Company’s financial statements at December 31, 2019.
CAPITAL STRUCTURE
Total debt was $42.0 million at December 31, 2019, compared to $101.5 million at December 31, 2018. Net debt (debt in excess of cash and cash equivalents) was $10.6 million at December 31, 2019, compared to $67.1 million at December 31, 2018. Net debt is a financial measure that is not calculated or presented in accordance with GAAP. See the Notes to the Financial Tables for a reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure.

FORWARD-LOOKING AND CAUTIONARY STATEMENTS
Some of the information contained in this press release may constitute “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. When we use the words “believe,” “estimate,” “anticipate,” “expect,” “project,” “plan”, “likely,” “may” and similar expressions, we do so to identify forward-looking statements. Such statements are based on our then current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. It is possible that our actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in or implied by these forward-looking statements. Accordingly, you should not place undue reliance on these forward-looking statements. Factors that could cause actual results to differ from expectations include, without limitation, the following:

•	loss or gain of sales to significant customers on which our business is highly dependent;

•	inability to achieve sales to new customers to replace lost business;

•	inability to develop, efficiently manufacture and deliver new products at competitive prices;

•	failure of our customers to achieve success or maintain market share;

•	failure to protect our intellectual property rights;

•	risks of doing business in countries outside the U.S. that affect our substantial international operations;

•	political, economic, and regulatory factors concerning our products;

•	uncertain economic conditions in countries in which we do business;

•	competition from other manufacturers, including manufacturers in lower-cost countries and manufacturers benefiting from government subsidies;

•	impact of fluctuations in foreign exchange rates;

•	a change in the amount of our underfunded defined benefit (pension) plan liability;

•	an increase in the operating costs incurred by our operating companies, including, for example, the cost of raw materials and energy;

•
inability to successfully identify, complete or integrate strategic acquisitions; failure to realize the expected benefits of such acquisitions and assumption of unanticipated risks in such acquisitions;

•	disruption to our manufacturing facilities;

•	the impact of public health epidemics on our employees, our production and the global economy, such as the coronavirus currently impacting a number of countries;

•	an information technology system failure or breach;

•	volatility and uncertainty of the valuation of our investment in kaléo;

•	the impact of the imposition of tariffs and sanctions on imported aluminum ingot used in our aluminum extrusions;

•	the impact of new tariffs or duties imposed as a result of rising trade tensions between the U.S. and other countries;

•	failure to establish and maintain effective internal control over financial reporting;

•	the termination of anti-dumping duties on products imported to Brazil that compete with products produced by Flexible Packaging Films;
and the other factors discussed in the reports Tredegar files with or furnishes to the Securities and Exchange Commission (the “SEC”) from time to time, including the risks and important factors set forth in additional detail in “Risk Factors” Part I, Item 1A of the 2019 Form 10-K, filed with the SEC. Readers are urged to review and consider carefully the disclosures Tredegar makes in its filings with the SEC.

Tredegar does not undertake, and expressly disclaims any duty, to update any forward-looking statement made in this press release to reflect any change in management’s expectations or any change in conditions, assumptions or circumstances on which such statements are based, except as required by applicable law.
To the extent that the financial information portion of this press release contains non-GAAP financial measures, it also presents both the most directly comparable financial measures calculated and presented in accordance with GAAP and a quantitative reconciliation of the difference between any such non-GAAP measures and such comparable GAAP financial measures. Reconciliations of non-GAAP financial measures are provided in the Notes to the Financial Tables included with this press release and can also be found within “Presentations” in the “Investors” section of our website, www.tredegar.com.
Tredegar uses its website as a channel of distribution of material company information. Financial information and other material information regarding Tredegar is posted on and assembled in the “Investors” section of its website.

Tredegar Corporation is a manufacturer of plastic films and aluminum extrusions. A global company headquartered in Richmond, Virginia, Tredegar had 2019 sales of $1.0 billion. With approximately 3,000 employees, the company operates manufacturing facilities in North America, South America, Europe, and Asia.

Tredegar Corporation
Condensed Consolidated Statements of Income
(In Thousands, Except Per-Share Data)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018
Sales	$232,427	$275,707	$972,358	$1,065,471
Other income (expense), net (c) (e)	(45)	18,927	34,795	30,459
	232,382	294,634	1,007,153	1,095,930

Cost of goods sold (c)	182,711	218,521	767,511	849,756
Freight	9,170	9,360	36,063	36,027
Selling, R&D and general expenses (c)	30,105	26,432	113,988	103,990
Amortization of identifiable intangibles (f)	8,419	900	13,601	3,976
Pension and postretirement benefits	2,396	2,597	9,642	10,406
Interest expense	697	1,163	4,051	5,702
Asset impairments and costs associated with exit and disposal activities (c)	530	1,113	4,125	2,913
Goodwill impairment charge (d)	—	—	—	46,792
	234,028	260,086	948,981	1,059,562
Income (loss) before income taxes	(1,646)	34,548	58,172	36,368
Income tax expense (benefit) (g)	1,489	8,391	9,913	11,526
Net income (loss)	$(3,135)	$26,157	$48,259	$24,842

Earnings (loss) per share:
Basic	$(0.09)	$0.79	$1.45	$0.75
Diluted	$(0.09)	$0.79	$1.45	$0.75

Shares used to compute earnings (loss) per share:
Basic	33,278	33,103	33,236	33,068
Diluted	33,278	33,112	33,258	33,092

Tredegar Corporation
Net Sales and EBITDA from Ongoing Operations by Segment
(In Thousands)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018
Net Sales
Aluminum Extrusions	$124,292	$152,672	$529,602	$573,126
PE Films	66,980	80,311	272,758	332,488
Flexible Packaging Films	31,985	33,364	133,935	123,830
Total net sales	223,257	266,347	936,295	1,029,444
Add back freight	9,170	9,360	36,063	36,027
Sales as shown in the Condensed Consolidated Statements of Income	$232,427	$275,707	$972,358	$1,065,471

Aluminum Extrusions:
Ongoing operations:
EBITDA (b)	$14,452	$17,830	$65,683	$65,479
Depreciation & amortization	(4,238)	(4,303)	(16,719)	(16,866)
EBIT (b)	10,214	13,527	48,964	48,613
Plant shutdowns, asset impairments, restructurings and other (c)	106	(109)	(561)	(505)
Trade name accelerated amortization (f)	(7,530)	—	(10,040)	—
PE Films:
Ongoing operations:
EBITDA (b)	9,456	12,976	37,803	51,058
Depreciation & amortization	(3,885)	(3,652)	(14,627)	(14,877)
EBIT (b)	5,571	9,324	23,176	36,181
Plant shutdowns, asset impairments, restructurings and other (c)	(1,408)	(1,363)	(475)	(5,905)
Goodwill impairment charge (d)	—	—	—	(46,792)
Flexible Packaging Films:
Ongoing operations:
EBITDA (b)	4,260	3,608	14,737	11,154
Depreciation & amortization	(416)	(334)	(1,517)	(1,262)
EBIT (b)	3,844	3,274	13,220	9,892
Plant shutdowns, asset impairments, restructurings and other (c)	—	(45)	—	(45)
	10,797	24,608	74,284	41,439
Interest income	133	79	296	369
Interest expense	697	1,163	4,051	5,702
Gain on investment in kaléo accounted for under fair value method (e)	—	18,700	28,482	30,600
Loss on sale of investment property	—	(38)	—	(38)
Unrealized loss on investment property	—	—	—	(186)
Stock option-based compensation costs (c)	2,088	415	4,209	1,221
Corporate expenses, net (c)	9,791	7,223	36,630	28,893
Income (loss) before income taxes	(1,646)	34,548	58,172	36,368

Income tax expense (benefit) (g)	1,489	8,391	9,913	11,526
Net income (loss)	$(3,135)	$26,157	$48,259	$24,842

Tredegar Corporation
Condensed Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	December 31, 2019	December 31, 2018
Assets
Cash & cash equivalents	$31,422	$34,397
Accounts & other receivables, net	107,558	124,727
Income taxes recoverable	4,100	6,783
Inventories	81,380	93,810
Prepaid expenses & other	8,696	9,564
Total current assets	233,156	269,281
Property, plant & equipment, net	242,890	228,369
Right-of-use leased assets	19,220	—
Investment in kaléo (cost basis of $7,500)	95,500	84,600
Identifiable intangible assets, net	22,636	36,295
Goodwill	81,404	81,404
Deferred income taxes	13,129	3,412
Other assets	4,733	4,012
Total assets	$712,668	$707,373
Liabilities and Shareholders’ Equity
Accounts payable	$103,657	$112,758
Accrued expenses	45,809	42,495
Lease liability, short-term	3,002	—
Total current liabilities	152,468	155,253
Lease liability, long-term	17,689	—
Long-term debt	42,000	101,500
Pension and other postretirement benefit obligations, net	107,446	88,124
Deferred income taxes	11,019	—
Other noncurrent liabilities	5,297	7,639
Shareholders’ equity	376,749	354,857
Total liabilities and shareholders’ equity	$712,668	$707,373

Tredegar Corporation
Condensed Consolidated Statements of Cash Flows
(In Thousands)
(Unaudited)

	Year Ended December 31,
	2019	2018
Cash flows from operating activities:
Net income	$48,259	$24,842
Adjustments for noncash items:
Depreciation	30,683	29,828
Amortization of intangibles	13,601	3,976
Reduction of right-of-use assets	2,588	—
Goodwill impairment charge	—	46,792
Deferred income taxes	5,856	8,626
Accrued pension and postretirement benefits	9,642	10,406
(Gain) loss on investment in kaléo accounted for under the fair value method	(10,900)	(30,600)
Loss on asset impairments	519	223
(Gain) loss on sale of assets	(6,334)	(46)
Changes in assets and liabilities:
Accounts and other receivables	16,471	(11,883)
Inventories	11,315	(9,577)
Income taxes recoverable/payable	2,644	25,018
Prepaid expenses and other	795	(1,924)
Accounts payable and accrued expenses	(2,937)	5,571
Lease liability	(2,723)	—
Pension and postretirement benefit plan contributions	(8,614)	(8,907)
Other, net	4,998	5,449
Net cash provided by operating activities	115,863	97,794
Cash flows from investing activities:
Capital expenditures	(50,864)	(40,814)
Return of escrowed funds relating to acquisition earn-out	—	4,250
Net proceeds from sale of investment property	—	1,384
Proceeds from the sale of assets and other	10,936	1,098
Net cash used in investing activities	(39,928)	(34,082)
Cash flows from financing activities:
Borrowings	65,500	76,750
Debt principal payments	(125,000)	(127,250)
Dividends paid	(15,325)	(14,592)
Debt financing costs	(1,817)	—
Repurchase of employee common stock for tax withholdings	(854)	(328)
Proceeds from exercise of stock options and other	184	1,332
Net cash used in financing activities	(77,312)	(64,088)
Effect of exchange rate changes on cash	(1,598)	(1,718)
Increase (decrease) in cash and cash equivalents	(2,975)	(2,094)

Cash and cash equivalents at beginning of period	34,397	36,491
Cash and cash equivalents at end of period	$31,422	$34,397

Notes to the Financial Tables
(Unaudited)

(a) Tredegar’s presentation of net income from ongoing operations and earnings per share from ongoing operations are non-GAAP financial measures that exclude the effects of gains or losses associated with plant shutdowns, asset impairments and restructurings, gains or losses from the sale of assets, goodwill impairment charges and other items (which includes unrealized gains and losses for an investment accounted for under the fair value method), which have been presented separately and removed from net income and diluted earnings per share as reported under GAAP. Net income from ongoing operations and earnings per share from ongoing operations are key financial and analytical measures used by management to gauge the operating performance of Tredegar’s ongoing operations. They are not intended to represent the stand-alone results for Tredegar’s ongoing operations under GAAP and should not be considered as an alternative to net income or earnings per share as defined by GAAP. They exclude items that management believes do not relate to Tredegar’s ongoing operations. A reconciliation to net income from ongoing operations and earnings per share from ongoing operations for the three months and the years ended December 31, 2019 and 2018 is shown below:

(In millions, except per share data)	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Net income (loss) as reported under GAAP	$(3.1)	$26.2	$48.3	$24.8
After-tax effects of:
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	0.9	1.2	(1.3)	3.8
(Gains) losses from sale of assets and other:
(Gain) loss associated with the investment in kaléo	—	(14.7)	(23.4)	(23.9)
Accelerated trade name amortization	5.8	—	7.8	—
Other	3.6	1.5	6.2	4.4
Goodwill impairment charge	—	—	—	38.2
Net income from ongoing operations	$7.2	$14.2	$37.6	$47.3

Earnings (loss) per share as reported under GAAP (diluted)	(0.09)	0.79	1.45	0.75
After-tax effects per diluted share of:
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	0.03	0.04	(0.04)	0.12
(Gains) losses from sale of assets and other:
(Gain) loss associated with the investment in kaléo	—	(0.44)	(0.70)	(0.72)
Accelerated trade name amortization	0.17	—	0.23	—
Other	0.11	0.04	0.19	0.13
Goodwill impairment charge	—	—	—	1.15
Earnings per share from ongoing operations (diluted)	0.22	0.43	1.13	1.43
    Reconciliations of the pre-tax and post-tax balances attributed to net income (loss) are shown in Note (h).
(b) In the fourth quarter of 2019, the Company changed its segment measure of profit and loss from operating profit from ongoing operations to EBITDA (earnings before interest, taxes, depreciation and amortization) from ongoing operations.  EBITDA from ongoing operations is the key profitability metric used by the Company’s chief operating decision maker to assess segment financial performance.  For more business segment information, see Note 5 in the Notes to Financial Statements in the 2019 Form 10-K.
EBIT (earnings before interest and taxes) from ongoing operations is a non-GAAP financial measure included in the accompanying tables and the reconciliation of segment financial information to consolidated results for the Company in the net sales and EBITDA from ongoing operations by segment statements.  It is not intended to represent the stand-alone results for Tredegar’s ongoing operations under GAAP and should not be considered as an alternative to net income as defined by GAAP.  EBIT is a widely understood and utilized metric that is meaningful to certain investors.  We believe that including this financial metric in the reconciliation of management’s performance metric, EBITDA from ongoing operations, provides useful information to those investors that primarily utilize EBIT to analyze the Company’s core operations.

(c) Losses associated with plant shutdowns, asset impairments, restructurings and other items for continuing operations for the three months and the years ended December 31, 2019 and 2018 detailed below are shown in the statements of net sales and EBITDA from ongoing operations by segment and are included in “Asset impairments and costs associated with exit and disposal activities, net of adjustments” in the condensed consolidated statements of income, unless otherwise noted.

(in millions)	Three Months Ended December 31, 2019		Year Ended December 31, 2019
	Pre-Tax	Net of Tax	Pre-Tax	Net of Tax
Aluminum Extrusions:
(Gains)/losses from sale of assets, investment writedowns and other items:
Wind damage to roof of Elkhart, Indiana plant[2]	$(0.4)	$(0.3)	$(0.1)	$(0.1)
Environmental charges at Carthage Tennessee plant[1]	0.2	0.2	0.6	0.5
Total for Aluminum Extrusions	$(0.2)	$(0.1)	$0.5	$0.4

PE Films:
(Gains)/losses associated with plant shutdowns, asset impairments and restructurings:
Shanghai plant shutdown:[4]
Asset-related expenses	$0.1	$0.1	$0.7	$0.7
Gain from sale of plant[3]	—	—	(6.3)	(5.9)
Employee-related expenses	—	—	0.1	0.1
Consolidation of Personal Care manufacturing facilities - U.S. and Europe:[4]
Severance	—	—	0.6	0.4
Asset impairment	—	—	0.1	0.1
Product qualifications[1]	—	—	0.1	0.1
Lake Zurich, Illinois plant shutdown and transfer of production to new elastics lines in Terre Haute, Indiana:[4]
Severance	0.2	0.1	0.9	0.7
Asset impairment	—	—	0.2	0.2
Safety/quality initiative[1]	0.1	0.1	0.1	0.1
Accelerated depreciation[1]	0.4	0.3	1.2	0.9
Product qualifications[1]	0.1	0.1	0.3	0.2
Reserve for inventory impairment - Personal Care's Hungary facility	—	—	0.2	0.1
Other restructuring costs - severance	0.2	0.2	0.8	0.7
Write-off Personal Care production line - Guangzhou, China facility	—	—	0.4	0.3
Subtotal for PE Films	1.2	0.9	(0.6)	(1.3)

Losses from sale of assets, investment writedowns and other items:
Estimated excess costs associated with ramp-up of new product offerings and additional expenses related to strategic capacity expansion projects[1]	0.3	0.2	1.0	0.8
Total for PE Films	$1.4	$1.1	$0.4	$(0.5)

Corporate:
Professional fees associated with: internal control over financial reporting; business development activities; and implementation of new accounting guidance[2]	$0.8	$0.6	$5.2	$4.0
Accelerated recognition of stock option-based compensation[5]	1.3	1.2	1.3	1.2
Environmental costs not associated with a business unit[2]	0.6	0.5	0.6	0.5
Total for Corporate	$2.7	$2.3	$7.1	$5.7
1. Included in “Cost of goods sold” in the condensed consolidated statements of income.
2. Included in “Selling, R&D and general expenses” in the condensed consolidated statements of income.
3. Included in “Other income (expense), net” in the condensed consolidated statements of income.
4. Additional information on costs associated with exit and disposal activities and other details are available in Note 17 of the 2019 Form 10-K.
5. Included in “Stock option-based compensation costs” in the net sales and EBITDA from ongoing operations by segment statements.

	Three Months Ended December 31, 2018		Year Ended December 31, 2018
(in millions)	Pre-Tax	Net of Tax	Pre-Tax	Net of Tax
Aluminum Extrusions:
Losses associated with plant shutdowns, asset impairments and restructurings:
Other restructuring costs - severance	$—	$—	$0.1	$0.1

Losses from sale of assets, investment writedowns and other items:
Wind damage to roof of Elkhart, Indiana plant[2]	—	—	0.1	0.1
Environmental charges at Carthage, Tennessee facility[1]	0.1	0.1	0.3	0.2
Subtotal for Aluminum Extrusions	0.1	0.1	0.4	0.3
Total for Aluminum Extrusions	$0.1	$0.1	$0.5	$0.4

PE Films:
Losses associated with plant shutdowns, asset impairments and restructurings:
Shanghai plant shutdown:
Asset-related expenses	$0.3	$0.3	$0.3	$0.3
Severance & employee-related expenses	0.4	0.4	1.8	1.8
Severance & employee-related expenses - administrative[1]	0.1	0.1	0.4	0.4
Accelerated depreciation[1]	0.1	0.1	0.6	0.6
Other restructuring costs - severance	0.3	0.3	0.7	0.5
Subtotal for PE Films	1.2	1.2	3.8	3.6

Losses from sale of assets, investment writedowns and other items:
Estimated excess costs associated with ramp-up of new product offerings and additional expenses related to strategic capacity expansion projects[1]	0.3	0.2	2.0	1.7
Costs related to a fire that occurred at a facility in Retsag, Hungary[2]	0.1	0.1	0.1	0.1
Costs to prepare a market study[2]	—	—	0.2	0.1
Gain on reversal of contingent liability[3]	(0.3)	(0.2)	(0.3)	(0.2)
Subtotal for PE Films	0.1	0.1	2.0	1.7
Total for PE Films	$1.3	$1.3	$5.8	$5.3

Corporate:
Professional fees associated with: internal control over financial reporting; business development activities; and implementation of new accounting guidance[2]	$0.6	$0.5	$1.1	$0.9
Loss on investment in Harbinger Capital Partners Special Situations Fund, L.P.[3]	0.1	0.1	0.5	0.4
Business development projects[2]	0.5	0.4	0.5	0.4
Total for Corporate	$1.2	$1.0	$2.1	$1.7
1. Included in “Cost of goods sold” in the condensed consolidated statements of income.
2. Included in “Selling, R&D and general expenses” in the condensed consolidated statements of income.
3. Included in “Other income (expense), net” in the condensed consolidated statements of income.

(d) Goodwill impairment charge of $46.8 million ($38.2 million after deferred income tax benefits) was recognized in the Personal Care component of PE Films in the third quarter of 2018 upon the completion of an impairment analysis performed as of September 30, 2018. This non-operating, non-cash charge, as computed under GAAP, resulted from the expectation of a significant customer transition. The Company performed an asset recoverability test and goodwill impairment analysis and concluded that the fair value of the Personal Care reporting unit was less than its carrying value.
(e) A pre-tax gain on the Company’s investment in kaleo, Inc. (“kaléo”) of $28.5 million was recognized in the full year of 2019 (none in the fourth quarter of 2019) (included in “Other income (expense), net” in the condensed consolidated statements of income), compared to unrealized pre-tax gains of $18.7 million and $30.6 million in the fourth quarter and full year of 2018, respectively.

(f) On October 30, 2019, Bonnell Aluminum announced a rebranding initiative. Bonnell and its subsidiaries, AACOA and Futura, now all fall under the Bonnell Aluminum brand. The usage of the AACOA and Futura trade names was discontinued at the end of 2019. In September 2019, management committed to implement the rebranding initiative. Prior to this commitment, the AACOA trade name had an indefinite useful life and a remaining net book value of $4.8 million, and the Futura trade name had an estimated remaining useful life of approximately 10.5 years and a remaining net book value of $5.4 million. As a result of the rebranding initiative, there was a change in estimate in the useful lives for both trade names to 4 months, the point at which the rebranding initiative was complete. The non-cash amounts amortized in the third and fourth quarters of 2019, respectively, related to these trade names are as follows:

(in millions)	Three Months Ended
	September 30, 2019	December 31, 2019
AACOA - accelerated	$1.2	$3.6
Futura - accelerated	1.3	3.9
Futura - ongoing[1]	0.1	0.1
Total amortization	$2.6	$7.6
1. Amortization based on original useful life.

(g)	Net debt is calculated as follows:

(in millions)	December 31, 2019	December 31, 2018
Debt	$42.0	$101.5
Less: Cash and cash equivalents	31.4	34.4
Net debt	$10.6	$67.1
Net debt is not intended to represent total debt as defined by GAAP. Net debt is utilized by management in evaluating the Company’s financial leverage and equity valuation, and management believes that investors also may find net debt to be helpful for the same purposes.

(h) Tredegar’s presentation of net income (loss) from ongoing operations is a non-GAAP financial measure that excludes the effects of gains or losses associated with plant shutdowns, asset impairments and restructurings, gains or losses from the sale of assets, goodwill impairment charges and other items (which includes unrealized gains and losses for an investment accounted for under the fair value method), which have been presented separately and removed from net income (loss) and diluted earnings (loss) per share as reported under GAAP. Net income (loss) from ongoing operations is a key financial and analytical measure used by management to gauge the operating performance of Tredegar’s ongoing operations. It is not intended to represent the stand-alone results for Tredegar’s ongoing operations under GAAP and should not be considered as an alternative to net income (loss) or earnings (loss) per share as defined by GAAP. It excludes items that management believes do not relate to Tredegar’s ongoing operations. A reconciliation of the pre-tax and post-tax balances attributed to net income (loss) from ongoing operations for the three and twelve months ended December 31, 2019 and 2018 is shown below in order to show the impact on the effective tax rate (due to rounding, numbers presented in this table may not add up precisely to the totals provided):

(In millions)	Pre-Tax	Taxes Expense (Benefit)	After-Tax	Effective Tax Rate
Three Months Ended December 31, 2019	(a)	(b)		(b)/(a)
Net income (loss) reported under GAAP	$(1.6)	$1.5	$(3.1)	(90.5)%
Losses associated with plant shutdowns, asset impairments and restructurings	1.2	0.3	0.9
(Gains) losses from sale of assets and other	10.6	1.2	9.4
Net income (loss) from ongoing operations	$10.2	$3.0	$7.2	28.4%
Three Months Ended December 31, 2018
Net income (loss) reported under GAAP	$34.5	$—	$26.2	24.3%
Losses associated with plant shutdowns, asset impairments and restructurings	1.3	0.1	1.2
(Gains) losses from sale of assets and other	(17.2)	(4.0)	(13.2)
Net income (loss) from ongoing operations	$18.6	$(3.9)	$14.2	24.9%
Twelve Months Ended December 31, 2019
Net income (loss) reported under GAAP	$58.2	$9.9	$48.3	17.0%
Losses associated with plant shutdowns, asset impairments and restructurings	(0.5)	0.8	(1.3)
(Gains) losses from sale of assets and other	(9.5)	(0.1)	(9.4)
Net income (loss) from ongoing operations	$48.2	$10.6	$37.6	22.0%
Twelve Months Ended December 31, 2018
Net income reported under GAAP	$36.4	$11.5	$24.8	31.7%
Losses associated with plant shutdowns, asset impairments and restructurings	4.1	0.2	3.8
(Gains) losses from sale of assets and other	(25.9)	(6.4)	(19.5)
Goodwill impairment charge	46.8	8.6	38.2
Net income (loss) from ongoing operations	$61.4	$13.9	$47.3	22.8%

CONTACT:
Tredegar Corporation
Neill Bellamy, 804-330-1211
neill.bellamy@tredegar.com